Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Oxford Industries, Inc. Amended and Restated Long-Term Stock Incentive Plan of our reports dated March 31, 2009 with respect to the consolidated financial statements and schedule of Oxford Industries, Inc. included in its Annual Report (Form 10-K) for the year ended January 31, 2009, and the effectiveness of internal controls over financial reporting of Oxford Industries, Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, Georgia
September 10, 2009